Exhibit 99

Accenture Reports First-Quarter Fiscal 2013 Results,
With Record Quarterly Revenues and EPS

— Revenues increase 2% in U.S. dollars and 5% in local currency, to $7.2 billion —

— EPS up 10%, to $1.06 —

— Operating income increases 7%, to $1.05 billion, with operating margin of 14.5% —

— New bookings are $7.5 billion, with consulting bookings of $4.2 billion and outsourcing bookings of $3.3 billion —

— Company raises outlook for full-year EPS to range of $4.24 to $4.32 —

NEW YORK; Dec. 19, 2012 — Accenture (NYSE: ACN) reported financial results for the first quarter of fiscal 2013, ended Nov. 30, 2012, with record net revenues of $7.2 billion, an increase of 2 percent in U.S. dollars and 5 percent in local currency over the same period last year. Diluted earnings per share were $1.06, an increase of $0.10, or 10 percent, over the same period last year.

Operating income was $1.05 billion, an increase of 7 percent over the same period last year, and operating margin was 14.5 percent, a year-over-year expansion of more than 60 basis points.

New bookings for the quarter were $7.5 billion, with consulting bookings of $4.2 billion and outsourcing bookings of $3.3 billion.

Pierre Nanterme, Accenture’s chief executive officer, said, “We are pleased with our first-quarter results, in particular our ability to drive profitable growth despite the continued volatility in the global economic environment. Revenue growth, which included a strong 13 percent local-currency increase in outsourcing, was in line with our expectations. We also delivered very good profitability, reflecting our disciplined management of the business.

“Looking ahead, we remain focused on the successful execution of our growth strategy and are investing to further differentiate our industry and technology capabilities, as well as to expand our geographic footprint in key growth markets. We are raising our business outlook for both EPS and operating margin for the full fiscal year and remain well-positioned to continue delivering value for our clients and shareholders.”

Financial Review

Revenues before reimbursements (“net revenues”) for the first quarter of fiscal 2013 were $7.22 billion, compared with $7.07 billion for the first quarter of fiscal 2012, an increase of 2 percent in U.S. dollars and 5 percent in local currency and within the company’s guided range of $7.1 billion to $7.35 billion. The foreign-exchange impact of approximately negative 3 percent was consistent with the assumption provided in the company’s fourth-quarter earnings release.

▪	Consulting net revenues for the quarter were $3.96 billion, a decrease of 3 percent in U.S. dollars and flat in local currency compared with the first quarter of fiscal 2012.

▪	Outsourcing net revenues were $3.26 billion, an increase of 9 percent in U.S. dollars and 13 percent in local currency over the first quarter of fiscal 2012.

Diluted EPS for the quarter were $1.06, compared with $0.96 for the first quarter last year. The $0.10 increase in EPS reflects:

▪	$0.07 from higher revenue and operating results, including the unfavorable impact of foreign exchange;

▪	$0.02 from a lower effective tax rate; and

▪	$0.02 from a lower share count;

partially offset by:

▪	$0.01 from lower non-operating income.

Gross margin (gross profit as a percentage of net revenues) for the quarter was 32.8 percent, compared with 31.8 percent for the first quarter last year. Selling, general and administrative (SG&A) expenses for the quarter were $1.32 billion, or 18.2 percent of net revenues, compared with $1.27 billion, or approximately 17.9 percent of net revenues, for the first quarter last year.

Operating income for the quarter increased 7 percent, to $1.05 billion, or 14.5 percent of net revenues, compared with $981 million, or 13.9 percent of net revenues, for the first quarter of fiscal 2012. The operating margin expansion of more than 60 basis points reflects improvements in contract profitability and overall cost management compared with the first quarter last year.

The company’s effective tax rate for the quarter was 26.8 percent, compared with 28.3 percent for the first quarter last year. The lower rate in the first quarter of fiscal 2013 was primarily due to higher benefits related to final determinations of prior-year tax liabilities.

Net income for the quarter was $766 million, compared with $712 million for the first quarter last year, an 8 percent increase.

Operating cash flow for the quarter was negative $109 million, and property and equipment additions were $87 million. Free cash flow, defined as operating cash flow net of property and equipment additions, was negative $195 million. Operating cash flow and free cash flow for the first quarter of fiscal 2013 include a discretionary cash contribution of $500 million the company made to its U.S. defined benefit pension plan, which had a net impact, after tax, of $350 million. For the same period last year, operating cash flow was $475 million; property and equipment additions were $81 million; and free cash flow was $394 million.

Days services outstanding, or DSOs, were 32 days at Nov. 30, 2012, compared with 27 days at Aug. 31, 2012 and 32 days at Nov. 30, 2011.

Accenture’s total cash balance at Nov. 30, 2012 was $5.7 billion, compared with $6.6 billion at Aug. 31, 2012.

Utilization for the quarter was 88 percent, compared with 87 percent for the fourth quarter of fiscal 2012 and 87 percent for the first quarter of fiscal 2012. Attrition for the first quarter of fiscal 2013 was 11 percent, compared with 12 percent for the fourth quarter of fiscal 2012 and 12 percent for the first quarter of fiscal 2012.

New Bookings

New bookings for the first quarter were $7.5 billion and reflect a negative 2 percent foreign-currency impact compared with new bookings in the first quarter last year.

▪	Consulting new bookings were $4.2 billion, or 56 percent of total new bookings.

▪	Outsourcing new bookings were $3.3 billion, or 44 percent of total new bookings.

Net Revenues by Operating Group

Net revenues by operating group were as follows:

▪	Communications, Media & Technology: $1.46 billion, compared with $1.54 billion for the first quarter of fiscal 2012, a decrease of 5 percent in U.S. dollars and 1 percent in local currency.

▪	Financial Services: $1.56 billion, compared with $1.48 billion for the first quarter of fiscal 2012, an increase of 5 percent in U.S. dollars and 9 percent in local currency.

▪	Health & Public Service: $1.17 billion, compared with $1.05 billion for the first quarter of fiscal 2012, an increase of 11 percent in U.S. dollars and 13 percent in local currency.

▪	Products: $1.70 billion, compared with $1.67 billion for the first quarter of fiscal 2012, an increase of 2 percent in U.S. dollars and 5 percent in local currency.

▪	Resources: $1.32 billion, compared with $1.33 billion for the first quarter of fiscal 2012, flat in U.S. dollars and an increase of 3 percent in local currency.

Net Revenues by Geographic Region

Net revenues by geographic region were as follows:

▪	Americas: $3.33 billion, compared with $3.07 billion for the first quarter of fiscal 2012, an increase of 8 percent in U.S. dollars and 10 percent in local currency.

▪	Europe, Middle East and Africa (EMEA): $2.82 billion, compared with $3.01 billion for the first quarter of fiscal 2012, a decrease of 6 percent in U.S. dollars and flat in local currency.

▪	Asia Pacific: $1.06 billion, compared with $991 million for the first quarter of fiscal 2012, an increase of 7 percent in U.S. dollars and 8 percent in local currency.

Returning Cash to Shareholders
Accenture continues to return cash to shareholders through cash dividends and share repurchases.

Dividend

On Nov. 15, 2012, a semi-annual cash dividend of $0.81 per share was paid to Accenture plc Class A ordinary shareholders of record at the close of business on Oct. 12, 2012 and to Accenture SCA Class I common shareholders of record at the close of business on Oct. 9, 2012. These cash dividend payments totaled $560 million. This dividend represents an increase of 13.5 cents per share, or 20 percent, over the company’s previous semi-annual dividend, declared in March.

Share Repurchase Activity

During the first quarter of fiscal 2013, Accenture repurchased or redeemed 3.3 million shares for a total of $221 million, including approximately 656,000 shares repurchased in the open market.

Accenture’s total remaining share repurchase authority at Nov. 30, 2012 was approximately $4.05 billion.

At Nov. 30, 2012, Accenture had approximately 693 million total shares outstanding, including 641 million Accenture plc Class A ordinary shares and 52 million Accenture SCA Class I common shares and Accenture Canada Holdings Inc. exchangeable shares.

Business Outlook

Second Quarter Fiscal 2013

Accenture expects net revenues for the second quarter of fiscal 2013 to be in the range of $6.9 billion to $7.15 billion. This range assumes a foreign-exchange impact of negative 1 percent compared with the second quarter of fiscal 2012.

Full Fiscal Year 2013

For fiscal 2013, the company continues to expect net revenue growth to be in the range of 5 percent to 8 percent in local currency.

Accenture’s business outlook for the full 2013 fiscal year continues to assume a foreign-exchange impact of negative 1 percent compared with fiscal 2012.

The company has raised its outlook for diluted EPS for fiscal 2013 to the range of $4.24 to $4.32 from its previously guided range of $4.22 to $4.30.

Accenture has raised its outlook for operating margin for the full fiscal year to the range of 14.1 percent to 14.2 percent, an expansion of 20 to 30 basis points. The company’s previously guided range was 14.0 percent to 14.1 percent.

The company continues to expect operating cash flow to be in the range of $3.2 billion to $3.5 billion; property and equipment additions to be $420 million; and free cash flow to be in the range of $2.8 billion to $3.1 billion.

The company continues to expect to return at least $3.3 billion to its shareholders in fiscal 2013 through dividends and share repurchases.

The company continues to expect its annual effective tax rate to be in the range of 26 percent to 27 percent.

Accenture continues to target new bookings for fiscal 2013 in the range of $31 billion to $34 billion.

Conference Call and Webcast Details

Accenture will host a conference call at 4:30 p.m. EST today to discuss its first-quarter fiscal 2013 financial results. To participate, please dial +1 (800) 230-1059 [+1 (612) 234-9959 outside the United States, Puerto Rico and Canada] approximately 15 minutes before the scheduled start of the call. The conference call will also be accessible live on the Investor Relations section of the Accenture Web site at www.accenture.com.

A replay of the conference call will be available online at www.accenture.com beginning at 7:00 p.m. EST today, Wednesday, Dec. 19, and continuing until Thursday, March 28, 2013. A podcast of the conference call will be available online at www.accenture.com beginning approximately 24 hours after the call and continuing until Thursday, March 28, 2013. The replay will also be available via telephone by dialing +1 (800) 475-6701 [+1 (320) 365-3844 outside the United States, Puerto Rico and Canada] and entering access code 271680 from 7:00 p.m. EST Wednesday, Dec. 19 through Thursday, March 28, 2013.

About Accenture

Accenture is a global management consulting, technology services and outsourcing company, with approximately 259,000 people serving clients in more than 120 countries. Combining unparalleled experience, comprehensive capabilities across all industries and business functions, and extensive research on the world’s most successful companies, Accenture collaborates with clients to help them become high-performance businesses and governments. The company generated net revenues of US$27.9 billion for the fiscal year ended Aug. 31, 2012. Its home page is www.accenture.com.

Non-GAAP Financial Information

This news release includes certain non-GAAP financial information as defined by Securities and Exchange Commission Regulation G. Pursuant to the requirements of this regulation, reconciliations of this non-GAAP financial information to Accenture’s financial statements as prepared under generally accepted accounting principles (GAAP) are included in this press release. Financial results “in local currency” are calculated by restating current-period activity into U.S. dollars using the comparable prior-year period’s foreign-currency exchange rates. Accenture’s management believes providing investors with this information gives additional insights into Accenture’s results of operations. While Accenture’s management believes that the non-GAAP financial measures herein are useful in evaluating Accenture’s operations, this information should be considered as supplemental in nature and not as a substitute for the related financial information prepared in accordance with GAAP.

Forward-Looking Statements

Except for the historical information and discussions contained herein, statements in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “should,” “likely,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “positioned,” “outlook” and similar expressions are used to identify these forward-looking statements. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied. These include, without limitation, risks that: the company’s results of operations could be adversely affected by volatile, negative or uncertain economic conditions and the effects of these conditions on the company’s clients’ businesses and levels of business activity; the company’s business depends on generating and maintaining ongoing, profitable client demand for the company’s services and solutions, and a significant reduction in such demand could materially affect the company’s results of operations; if the company is unable to keep its supply of skills and resources in balance with client demand around the world and attract and retain professionals with strong leadership skills, the company’s business, the utilization rate of the company’s professionals and the company’s results of operations may be materially adversely affected; the markets in which the company competes are highly competitive, and the company might not be able to compete effectively; the company could have liability or the company’s reputation could be damaged if the company fails to protect client and/or company data or information systems as obligated by law or contract or if the company’s information systems are breached; as a result of the company’s geographically diverse operations and its growth strategy to continue geographic expansion, the company is more susceptible to certain risks; the company’s results of operations could be materially adversely affected by fluctuations in foreign currency exchange rates; the company’s Global Delivery Network is increasingly concentrated in India and the Philippines, which may expose it to operational risks; the company’s results of operations could materially suffer if the company is not able to obtain sufficient pricing to enable it to meet its profitability expectations; if the company’s pricing estimates do not accurately anticipate the cost, risk and complexity of the company performing its work or third parties upon whom it relies do not meet their commitments, then the company’s contracts could have delivery inefficiencies and be unprofitable; the company’s work with government clients exposes the company to additional risks inherent in the government contracting environment; the company’s business could be materially adversely affected if the company incurs legal liability in connection with providing its services and solutions; the company’s results of operations and ability to grow could be materially negatively affected if the company cannot adapt and expand its services and solutions in response to ongoing changes in technology and offerings by new entrants; the company’s alliance relationships may not be successful or may change, which could adversely affect the company’s results of operations; outsourcing services and the continued expansion of the company’s other services and solutions into new areas subject the company to different operational risks than its consulting and systems integration services; the company’s services or solutions could infringe upon the intellectual property rights of others or the company might lose its ability to utilize the intellectual property of others; the company has only a limited ability to protect its intellectual property rights, which are important to the company’s success; the company’s ability to attract and retain business and employees may depend on its reputation in the marketplace; the company might not be successful at identifying, acquiring or integrating businesses or entering into joint ventures; the company’s profitability could suffer if its cost-management strategies are unsuccessful, and the company may not be able to improve its profitability through improvements to cost-management to the degree it has done in the past; many of the company’s contracts include payments that link some of its fees to the attainment of performance or business targets and/or require the company to meet specific service levels, which could increase the variability of the company’s revenues and impact its margins; changes in the company’s level of taxes, and audits, investigations and tax proceedings, or changes in the company’s treatment as an Irish company, could have a material adverse effect on the company’s results of operations and financial condition; if the company is unable to manage the organizational challenges associated with its size, the company might be unable to achieve its business objectives; if the company is unable to collect its receivables or unbilled services, the company’s results of operations, financial condition and cash flows could be adversely affected; the company’s share price and results of operations could fluctuate and be difficult to predict; the company’s results of operations and share price could be adversely affected if it is unable to maintain effective internal controls; the company may be subject to criticism and negative publicity related to its incorporation in Ireland; as well as the risks, uncertainties and other factors discussed under the “Risk Factors” heading in Accenture plc’s most recent annual report on Form 10-K and other documents filed with or furnished to the Securities and Exchange Commission. Statements in this news release speak only as of the date they were made, and Accenture undertakes no duty to update any forward-looking statements made in this news release or to conform such statements to actual results or changes in Accenture’s expectations.

###

Contact:

Roxanne Taylor
Accenture
+1 (917) 452-5106
roxanne.taylor@accenture.com

ACCENTURE PLC
CONSOLIDATED INCOME STATEMENTS
(In thousands of U.S. dollars, except share and per share amounts)
(Unaudited)

	Three Months Ended November 30,
	2012	% of Net Revenues	2011	% of Net Revenues
REVENUES:
Revenues before reimbursements (“Net revenues”)	$7,219,961	100%	$7,074,497	100%
Reimbursements	448,075		514,611
Revenues	7,668,036		7,589,108
OPERATING EXPENSES:
Cost of services:
Cost of services before reimbursable expenses	4,853,768	67.2%	4,822,957	68.2%
Reimbursable expenses	448,075		514,611
Cost of services	5,301,843		5,337,568
Sales and marketing	868,202	12.0%	837,477	11.8%
General and administrative costs	448,852	6.2%	432,517	6.1%
Reorganization costs, net	465		408
Total operating expenses	6,619,362		6,607,970
OPERATING INCOME	1,048,674	14.5%	981,138	13.9%
Interest income	8,767		10,512
Interest expense	(4,549)		(4,158)
Other (expense) income, net	(6,436)		5,535
INCOME BEFORE INCOME TAXES	1,046,456	14.5%	993,027	14.0%
Provision for income taxes	280,425		281,270
NET INCOME	766,031	10.6%	711,757	10.1%
Net income attributable to noncontrolling interests in Accenture SCA and Accenture Canada Holdings Inc.	(58,955)		(61,956)
Net income attributable to noncontrolling interests – other (1)	(8,259)		(7,715)
NET INCOME ATTRIBUTABLE TO ACCENTURE PLC	$698,817	9.7%	$642,086	9.1%
CALCULATION OF EARNINGS PER SHARE:
Net income attributable to Accenture plc	$698,817		$642,086
Net income attributable to noncontrolling interests in Accenture SCA and Accenture Canada Holdings Inc. (2)	58,955		61,956
Net income for diluted earnings per share calculation	$757,772		$704,042
EARNINGS PER SHARE:
-Basic	$1.09		$1.00
-Diluted (3)	$1.06		$0.96
WEIGHTED AVERAGE SHARES:
-Basic	639,659,238		644,285,298
-Diluted (3)	716,368,102		730,745,055
Cash dividends per share	$0.81		$0.675
_______________

(1)	Comprised primarily of noncontrolling interest attributable to the noncontrolling shareholders of Avanade, Inc.

(2)
Diluted earnings per share assumes the redemption of all Accenture SCA Class I common shares owned by holders of noncontrolling interests and the exchange of all Accenture Canada Holdings Inc. exchangeable shares for Accenture plc Class A ordinary shares on a one-for-one basis.

(3)
Diluted weighted average Accenture plc Class A ordinary shares and earnings per share amounts in fiscal 2012 have been restated to reflect additional restricted share units issued to holders of restricted share units in connection with the fiscal 2013 payment of cash dividends.

ACCENTURE PLC
SUMMARY OF REVENUES
(In thousands of U.S. dollars)
(Unaudited)

	Three Months Ended November 30,		Percent Increase (Decrease) U.S. dollars	Percent Increase (Decrease) Local Currency
	2012	2011
OPERATING GROUPS
Communications, Media & Technology	$1,458,786	$1,535,186	(5%)	(1%)
Financial Services	1,562,942	1,483,839	5	9
Health & Public Service	1,174,710	1,054,302	11	13
Products	1,698,543	1,669,553	2	5
Resources	1,321,465	1,326,875	—	3
Other	3,515	4,742	n/m	n/m
TOTAL Net Revenues	7,219,961	7,074,497	2%	5%
Reimbursements	448,075	514,611	(13)
TOTAL REVENUES	$7,668,036	$7,589,108	1%
GEOGRAPHY
Americas	$3,333,120	$3,074,717	8%	10%
EMEA	2,824,896	3,008,528	(6)	—
Asia Pacific	1,061,945	991,252	7	8
TOTAL Net Revenues	$7,219,961	$7,074,497	2%	5%
TYPE OF WORK
Consulting	$3,960,676	$4,083,424	(3%)	—%
Outsourcing	3,259,285	2,991,073	9	13
TOTAL Net Revenues	$7,219,961	$7,074,497	2%	5%
_______________
n/m = not meaningful

OPERATING INCOME BY OPERATING GROUP (OG)
(In thousands of U.S. dollars)
(Unaudited)

	Three Months Ended November 30,
	2012		2011
OPERATING GROUPS	Operating Income	Operating Margin	Operating Income	Operating Margin	Increase (Decrease)
Communications, Media & Technology	$183,048	13%	$228,527	15%	$(45,479)
Financial Services	241,098	15	214,855	14	26,243
Health & Public Service	143,459	12	112,834	11	30,625
Products	235,692	14	218,775	13	16,917
Resources	245,377	19	206,147	16	39,230
Total	$1,048,674	14.5%	$981,138	13.9%	$67,536

ACCENTURE PLC
CONSOLIDATED BALANCE SHEETS
(In thousands of U.S. dollars)

	November 30, 2012	August 31, 2012
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$5,678,892	$6,640,526
Short-term investments	2,349	2,261
Receivables from clients, net	3,501,506	3,080,877
Unbilled services, net	1,487,964	1,399,834
Other current assets	1,342,815	1,464,433
Total current assets	12,013,526	12,587,931
NON-CURRENT ASSETS:
Unbilled services, net	11,121	12,151
Investments	27,902	28,180
Property and equipment, net	799,443	779,494
Other non-current assets	3,556,028	3,257,659
Total non-current assets	4,394,494	4,077,484
TOTAL ASSETS	$16,408,020	$16,665,415
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt and bank borrowings	$13	$11
Accounts payable	890,233	903,847
Deferred revenues	2,127,658	2,275,052
Accrued payroll and related benefits	3,338,958	3,428,838
Other accrued liabilities	1,620,497	1,501,457
Total current liabilities	7,977,359	8,109,205
NON-CURRENT LIABILITIES:
Long-term debt	19	22
Other non-current liabilities	3,436,670	3,931,760
Total non-current liabilities	3,436,689	3,931,782
TOTAL ACCENTURE PLC SHAREHOLDERS’ EQUITY	4,506,633	4,145,833
NONCONTROLLING INTERESTS	487,339	478,595
TOTAL SHAREHOLDERS’ EQUITY	4,993,972	4,624,428
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$16,408,020	$16,665,415

ACCENTURE PLC
CONSOLIDATED CASH FLOWS STATEMENTS
(In thousands of U.S. dollars)
(Unaudited)

	Three Months Ended November 30,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$766,031	$711,757
Depreciation, amortization and asset impairments	139,924	132,625
Share-based compensation expense	114,170	100,558
Change in assets and liabilities/other, net	(1,128,940)	(469,682)
Net cash (used in) provided by operating activities	(108,815)	475,258
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(86,547)	(80,875)
Purchases of businesses and investments, net of cash acquired	(209,952)	(160,055)
Other investing, net	762	1,019
Net cash used in investing activities	(295,737)	(239,911)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of ordinary shares	164,606	139,947
Purchases of shares	(220,831)	(285,105)
Cash dividends paid	(560,135)	(474,896)
Other financing, net	38,698	32,437
Net cash used in financing activities	(577,662)	(587,617)
Effect of exchange rate changes on cash and cash equivalents	20,580	(256,902)
NET DECREASE IN CASH AND CASH EQUIVALENTS	(961,634)	(609,172)
CASH AND CASH EQUIVALENTS, beginning of period	6,640,526	5,701,078
CASH AND CASH EQUIVALENTS, end of period	$5,678,892	$5,091,906